UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:	American Century ETF Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

4500 Main Street
Kansas City, Missouri 64111

Telephone Number:	(816)-531-5575

Name and Address of Agent for Service of Process:

Charles A. Etherington
4500 Main Street
Kansas City, Missouri 64111

Check appropriate box:
Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:    YES [X]    NO [    ]

SIGNATURES
Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in Kansas City, Missouri on the 20th day of October, 2017.

American Century ETF Trust

By:	/s/ Brian L. Brogan
Brian L. Brogan
Vice President

Attest:	/s/ Ward D. Stauffer
Ward D. Stauffer
Secretary